                                                                 EXHIBIT (e)(14)



                              EXCLUSIVITY AGREEMENT

         This EXCLUSIVITY AGREEMENT (the "AGREEMENT"), dated as of October 23, 2003, is entered into by and between H.I.G. Capital, LLC, a Delaware limited liability company ("HIG"), and T-NETIX, Inc. (the "CORPORATION").

         WHEREAS, HIG and the Corporation have been in discussions regarding the potential acquisition of the Corporation by HIG or one of its affiliates;

         WHEREAS, in order to induce HIG to expend the considerable fees and expenses of outside professionals and internal employees necessary to evaluate the Corporation and its financial condition in order to make an acquisition proposal to the Corporation, the Corporation has agreed to enter into this Agreement;

         NOW THEREFORE, in consideration of the representations, warranties, covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. EXCLUSIVITY. During the period commencing on the date of execution of this Agreement and ending on the sixtieth (60th) day thereafter, or until such earlier date as HIG advises the Corporation that HIG does not intend to enter into the proposed acquisition transaction with the Corporation (the "EXCLUSIVITY PERIOD"), the Corporation will not directly or indirectly, through any officer, director, employee, agent, or otherwise, and will not permit any of its affiliates and any partners, directors, officers or agents of the foregoing
(i) to solicit, initiate or encourage, any offers or proposals relating to the acquisition or purchase of all or a material portion of the properties and assets of the Corporation, whether by merger, sale of assets, sale of securities or otherwise from a party other than HIG (a "THIRD PARTY ACQUISITION PROPOSAL"),
(ii) to participate in any discussion or negotiation regarding any Third Party Acquisition Proposal or (iii) to otherwise facilitate, by furnishing information about the Corporation or otherwise, any Third Party Acquisition Proposal. In addition, the Corporation will notify HIG in writing of any Third Party Acquisition Proposal it receives during the Exclusivity Period including, the identity of any person or entity that approaches the Corporation, the price and material terms of such proposal, and inquiries or discussions with respect to any of the foregoing; provided that if such person or entity had executed a confidentiality agreement with the Corporation prior to the date hereof, the Corporation shall not be obligated to identify such person or entity. If the Corporation or any of the other persons or entities referred to above breaches the terms of this Section 1 during the Exclusivity Period, the Corporation shall reimburse HIG for all of the costs and expenses incurred by HIG and its representatives in connection with the potential transaction, including reasonable attorneys' fees up to a maximum of (a) $200,000 if such breach occurs prior to November 22, 2003 or (b) $500,000 if such breach occurs on or after November 22, 2003. This Exclusivity Period shall terminate on the thirtieth
(30th) day after the date hereof unless HIG confirms in writing that its proposal is at the same or superior price and terms to the proposal described in the Term Sheet.

         2. NON-DISCLOSURE. Each party hereto agrees that, until the first anniversary of the date hereof, it will not and will cause its officers, directors, professionals, consultants and employees (collectively with the applicable party, the "DISCLOSING PARTY") to refrain from, without the prior written consent of the other party (the "CONSENTING PARTY") after giving reasonable advance written notice to the Consenting Party, disclose to any person: (i) the fact that HIG has made or may make a proposal to the Corporation regarding the potential acquisition of the Corporation by HIG or one of its affiliates; (ii) any of the terms and conditions of any proposal made by HIG to the Corporation; or (iii) the fact that any discussions or negotiations are taking place concerning a possible transaction, if any, including the status thereof; PROVIDED, HOWEVER, (a) HIG may disclose such information in response to a publicly disclosed Third Party Acquisition Proposal and (b) that the parties hereto shall not be prohibited from making such disclosures as are necessary to comply with applicable law or to carry out the proposed transaction between HIG and the Corporation.

         3. ACQUISITION OPPORTUNITIES. In exchange for the Corporation's covenants contained herein, HIG agrees that it and its affiliates shall not, directly or indirectly, acquire the stock or all or substantially all of the assets of any of Evercom, Inc., Radical Inc., Value Added Communications, Inc., Science Dynamics Corp., Global Tel*Link, Correctional assets of AT&T Public Communications Services, Correctional assets of MCI and Public Communications Services except through its ownership in the Corporation or until it has sold its ownership in the Corporation; provided, that if HIG or its affiliates do not acquire the Corporation prior to the first anniversary of the date hereof, this
Section 3 shall terminate at such time.

         4. SPECIFIC PERFORMANCE. Each party hereto acknowledges that money damages would be an incalculable, insufficient and inadequate remedy for any breach of this Agreement and that any such breach would cause the non-breaching party irreparable harm. Accordingly, each party also agrees in the event of any breach or threatened breach of this Agreement, each party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedy shall not be the exclusive remedy for any breach of this Agreement but shall be in addition to all other remedies available at law or equity.

         4. EXPENSES. Except as set forth in the last sentence of Section 1 above, each of the parties hereto will be solely responsible for and bear all of its own expenses and those of its affiliates, including but not limited to legal expenses, incurred at any time in connection with this Agreement.

         5. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein. No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         6. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that HIG may, without the prior approval of the Corporation, assign its rights, interests and obligations hereunder to any of its affiliates.

         7. GOVERNING LAW. The provisions of this Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws (to the extent that such principles or rules would require the application of the laws of another jurisdiction to the interpretation of the parties' rights and obligations hereunder).

         8. COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

                                      * * *

IN WITNESS WHEREOF, the parties hereto have caused this Exclusivity Agreement to be executed as of the date first above written.

                                       H.I.G. CAPITAL, LLC


                                       By: /s/ DOUGLAS F. BERMAN
                                           -------------------------------------
                                       Name: Douglas F. Berman
                                       Title: Managing Director


                                       T-NETIX, INC.


                                       By: /s/ RICHARD E. CREE
                                           -------------------------------------
                                       Name: Richard E. Cree
                                       Title: Chief Executive Officer